EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 25, 2008 on the financial statements of CMARK International, Inc. as of and for the year ended December 31, 2007 included in the registration statement of CMARK International, Inc. on Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
August 4, 2008